Exhibit 99.(h)(15)

EXECUTION VERSION

SECURITIES LENDING AND SERVICES AGREEMENT

BETWEEN

BORROWER

AND

STATE STREET BANK AND TRUST COMPANY

SECURITIES LENDING AND SERVICES AGREEMENT

Agreement (the “Agreement”) dated the 17 day of April, 2009 between each of the Credit Suisse Funds listed on Schedule B (each, a “Borrower”), and State Street Bank and Trust Company, a Massachusetts trust company (“Lender”), setting forth the terms and conditions under which Lender, from time to time on its own behalf, may lend certain securities to Borrower, against the receipt of Collateral.

This Agreement shall be deemed for all purposes to constitute a separate and discrete agreement between Lender and each Borrower, and no Borrower shall be responsible or liable for any of the obligations of any other Borrower under this Agreement or otherwise, notwithstanding anything to the contrary contained herein.

WHEREAS:

A.            Lender, on its own behalf, wishes to lend securities to the Borrower and the Borrower wishes to borrow securities from Lender;

B.            Lender is further willing to make certain cash advances to Borrower from time to time, which advances shall be used as collateral for borrowings of securities from Lender; and

C.            The Parties have agreed to enter into this Agreement to set out the terms and conditions on which Lender will lend securities to the Borrower and make cash advances to the Borrower;

NOW IT IS HEREBY AGREED

1.             Interpretation

1.1           For the purposes hereof:

“Affiliate” shall mean with respect to another Person:  (a) any Person directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with such other Person; (b) any officer, director, or partner, employee or relative (as defined in Section 3(15) of ERISA) of such other Person; and (c) any corporation or partnership of which such other Person is an officer, director or partner.  For purposes of this definition the term “control” means the power to exercise a controlling influence over the management or policies of a Person other than an individual.

“Applicable Appendix,” with respect to any Loan (as hereinafter defined), means the Appendix executed by the Parties pursuant to Section 29 that relates to such Loan and any books and records of Lender and its Affiliates that relate to such Loan, and, with respect to any Collateral Advance, means, collectively, the Collateral Advance Confirmation and any other books and records of Lender and its Affiliates that relate to such Collateral Advance.  Each Applicable Appendix shall be incorporated by reference into, and deemed to be a part of, this Agreement as if set forth in full herein.

 “Applicable Law” means any law, statute, rule, regulation or policy of any governmental authority (and its instrumentalities and political subdivisions thereof, including all states, provinces and territories) of competent jurisdiction, and relevant judicial interpretations thereof, or any rule or interpretation of any self-regulatory organization of competent jurisdiction, that is applicable to a Party to this Agreement or its Affiliates in connection with the actions required to be taken by that Party pursuant to this Agreement as the same is in effect from time to time.

“Bank” means a “bank” within the meaning of Section 3(a)(6)(A)-(C) of the Exchange Act.

“Borrowed Securities” shall mean any “securities” (as defined in the Exchange Act) which are delivered for the purpose of effecting a Loan hereunder, until the Clearing Organization credits the Lender’s accounts or the certificate for such security is delivered to Lender or otherwise accepted back under this Agreement or until the security is replaced by purchase, except that, if any new or different security shall be exchanged for any Borrowed Security by recapitalization, merger, consolidation or other corporate action, such new or different security shall, effective upon such exchange, be deemed to become a Borrowed Security in substitution for the former Borrowed Security for which such exchange was made.  For purposes of the return of Borrowed Securities by Borrower pursuant to Section 11 or the purchase of securities pursuant to Sections 13 or 15 hereunder, such term shall include securities of the same issuer, class and quantity as the Borrowed Securities, as adjusted pursuant to the preceding sentence.

“Borrowing External Manager” means an External Manager designated by the Borrower as being entitled to request securities from the Lender.

“Broker-Dealer” shall mean a Person registered as a broker or as a dealer under the Exchange Act.

“Business Day” shall mean any day recognized as a settlement day by the New York Stock Exchange, Inc. and on which Lender is open for business to the public.

“Clearing Organization” shall mean (a) the Depository Trust Company, (b) any Federal Reserve Bank which maintains a book entry system or (c) any other clearing agency for the transfer of securities, the use of which is agreed to by the Parties in the Applicable Appendix.

 “Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” shall mean, whether now owned or hereafter acquired, (a) collateral permitted under Applicable Law and delivered to the Lender by Borrower pursuant to Sections 4.4, 7.1 or 7.2, and (b) all accounts in which such collateral is deposited and all securities and the like in which all cash collateral is invested or reinvested.

“Collateral Advance” has the meaning given it in Section 6.1.

“Collateral Advance Due Date” shall have the meaning given it in Section 6.6.

“Collateral Advance Confirmation” has the meaning given it in Section 6.1.

“Collateral Advance Maximum” means the maximum permissible amount of aggregate outstanding Collateral Advances hereunder at any time as agreed upon by the Parties at any time or as otherwise set forth in a Collateral Advance Confirmation.

“Collateral Documents” means, collectively, each of the mortgages, collateral assignments, security agreements, pledge agreements or other similar agreements delivered pursuant to Section 6.8, Section 4.9, Section 10.3 or, if applicable, pursuant to Section 17, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of Lender and its Affiliates, if any.

“Collateral Location” is that location as agreed to by the Parties, where the transfer of Collateral with respect to a Loan is to occur.

“Collateral Transfer Day” shall mean each business day (based on the time of the Collateral Location) on which the office of Lender (or, if applicable, Lender’s agent) at the Collateral Location can receive or make a transfer of Collateral.  The Collateral Transfer Day that “next precedes” a Securities Trading Day is the first Collateral Transfer Day that begins prior to the beginning of such Securities Trading Day and so on as the case may be.  The Collateral Transfer Day that “next follows” a Securities Trading Day is the first Collateral Transfer Day that begins after the beginning of such Securities Trading Day and so on as the case may be.

“Collateral Value” means with respect to any Collateral or Custodial Collateral:

(a)           that is cash, the amount thereof;

(b)           consisting of securities, the Market Value thereof;

(c)           consisting Letters of Credit, the Permitted Amount thereunder;

(d)           consisting of other property or assets, as determined by such independent sources as may be selected by Lender on a reasonable basis.

“Custodial Collateral” means all property and assets of Borrower held, possessed, or controlled by Lender or its Affiliates (in their custodial or any other capacity).  Such Custodial Collateral shall include, without limitation all of the types of property set forth in Schedule A hereto.

“Custodian” means Lender or an Affiliate of Lender, or any of their successors or assigns, which act as Custodian on behalf of the Borrower in relation to the holding of securities and Collateral, or any Sub-Custodian.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium,

rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default Rate” means the Prime Rate, unless a different rate is specified by Lender from time to time in the Lender’s sole discretion, or is otherwise specified in the Applicable Appendix.

“Equivalent Securities” in connection with any Loan means securities of an identical type, nominal value, description and amount to the Borrowed Securities which are the subject of such Loan and shall include the certificates and other documents of or evidencing title and transfer in respect of the foregoing (as appropriate).  If and to the extent that such securities are partly paid or have been converted, sub-divided, consolidated, redeemed, made the subject of a takeover, or rights issue, the expression shall have the following meaning:

(a)           in the case of conversion, sub-division or consolidation the securities into which the Borrowed Securities have been converted, sub-divided or consolidated;

(b)           in the case of redemption, a sum of money equivalent to the proceeds of the redemption;

(c)           in the case of takeover, a sum of money or securities, being the consideration or alternative consideration which Lender has directed the Borrower to accept in accordance with the terms hereof;

(d)           in the case of a rights issue, the Borrowed Securities together with the securities allotted thereon, which Lender has directed the Borrower to take up in accordance with the terms hereof, provided that the Custodian shall have paid to the Borrower all and any sum due in respect thereof;

(e)           in the case of a call on partly paid Borrowed Securities, the paid-up securities provided that Lender shall have paid to the Custodian the sum due.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Event of Default” has the meaning given in Section 12.

“External Manager” means any third party manager appointed by the Borrower from time to time to manage the assets of the Borrower.

 “Lending Agent” means State Street Bank and Trust Company acting in its capacity as agent for Borrower under the SLAA.

“Letter of Credit” means an irrevocable Letter of Credit issued by a Bank that is not the Borrower or an Affiliate of the Borrower, and which is acceptable to Lender in its sole discretion.  The Letter of Credit shall provide that payments thereunder shall be made to Lender upon presentation of a statement by Lender to the effect that a Borrower’s default has occurred.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever.

“Liquid Custodial Collateral” means any Custodial Collateral subject to a first priority perfected security interest for the benefit of the Lender consisting of cash or securities of a type customarily sold on a recognized market which are freely transferable, liquid, readily marketable, and are not subject to any legal, contractual or other restrictions on sale in such recognized market.

“Loan” shall mean a loan of securities hereunder.

“Loan Obligations” means all obligations and liabilities of the Borrower to Lender with respect to Loans made under this Agreement.

“Margin Percentage” shall mean one hundred and two percent (102%), or such greater percentage as is required by the Lender.

“Market Value” of a security means the fair market value of such security (including, in the case of any Borrowed Security that is a debt security, the accrued interest on such security) as determined by the independent pricing service designated by Lender, or by such other independent sources as may be selected by Lender on a reasonable basis.  The Market Value shall be stated in the currency of the Collateral Location.

“Minimum Collateral Advance Margin Amount” with respect to each Collateral Advance at any time of determination, means an amount of Relevant Liquid Custodial Collateral the Collateral Value of which is at least one hundred and two percent (102%), or such greater percentage as is required by the Lender, multiplied by the sum of (x) the outstanding amount of such Collateral Advance at such time and (y) all accrued and unpaid interest and other fees, if any, and obligations due and payable with respect to such Collateral Advances at such time.  Notwithstanding anything herein to the contrary, any Collateral securing any Loan, and any other Liquid Custodial Collateral that is subject to a prior security interest in favor of a Third Party or an Affiliate of Lender shall be excluded from Relevant Liquid Custodial Collateral only for the purposes of the calculation of the Minimum Collateral Advance Margin Amount.

“Parties” means the Lender and the Borrower.

“Permitted Amount” means, with respect to a Letter of Credit at any time, the amount available to be drawn at such time by Lender as beneficiary under such Letter of Credit.

“Person” means either of (i) an individual; or (ii) any corporation, company, association, firm, partnership, society, joint stock company, trust, business trust or any similar legal entity, in each case organized under the laws of any jurisdiction, and in each case whether held privately or held by a sovereign government, or held by such sovereign government’s agencies or instrumentalities.

 “Prime Rate” shall mean the prime rate as quoted in The Wall Street Journal, New York Edition, for the Business Day preceding the date on which such determination is made.  If more than one rate is so quoted, the Prime Rate shall be the average of the rates so quoted.

“Relevant Custodian” in relation to a particular Loan means a Custodian who holds either securities or Collateral or both in relation to such Loan.

“Relevant Liquid Custodial Collateral” with respect to any Collateral Advance, means the Liquid Custodial Collateral designated in the Collateral Advance Confirmation, if any, or in any books or records of Lender or its Affiliates, in each case applicable to such Collateral Advance only.  Notwithstanding anything herein to the contrary, any Collateral securing any Loan, and any Liquid Custodial Collateral that is subject to a prior security interest in favor of a Third Party or an Affiliate of the Lender or that secures any obligations or liabilities other than the Secured Line Obligations or the Loan Obligations shall not constitute Relevant Liquid Custodial Collateral.

“Replacement Value” shall mean the price, including any brokerage or other expenses and accrued interest, at which a like amount of securities identical to the Borrowed Securities could be purchased in the principal market for such securities at the time of the Lender’s election under Section 13.1 hereof.

“Secured Line Obligations” means all debts, liabilities, obligations, covenants and duties of the Borrower now or hereafter existing under this Agreement or any Collateral Documents in respect of any Collateral Advances made pursuant to this Agreement, whether direct or indirect, absolute or contingent, and whether for principal, reimbursement obligations, interest, fees, premiums, penalties, indemnifications, contract causes of action, costs, expenses or otherwise.

“Securities Trading Day” shall mean each business day (based on the time of the Securities Trading Location) when settlement of securities trades can be made by the office of Lender (or, if applicable, Lender’s agent) in the Securities Trading Location.

“Securities Trading Location” means that location, agreed to by the Parties, where the transfer of Borrowed Securities with respect to a Loan is to occur.

“SLAA” means that securities lending authorization agreement between State Street Bank and Trust Company and the Borrower dated March 17, 2004, as it may be amended from time to time.

“Sub-Custodian” means any Person to whom the performance of a Custodian’s duties have been delegated.

“Taxes” means taxes (including capital gains), sales tax, levies, imposts, deductions, charges, withholdings, stamp or other duties, transfer taxes, fees, penalties, fines, and any similar sanctions, and any interest on any of the foregoing, including, without limitation, any tax imposed on Lender or its Affiliates with respect to the services performed by Lender or its Affiliates in arranging for the Loans or Collateral Advances, or Lender acting as agent under this

Agreement.  “Taxes” does not include income tax assessable against Lender or its Affiliates with respect to fees payable under this Agreement.

“Third Party” means any Person that is not Lender or any of its Affiliates.

“UCC” has the meaning set forth in Section 1.4  hereof.

“U.S. Security” means a security issued or guaranteed by the United States government or any of its agencies.

1.2           Any Schedules to this Agreement constitute part of this Agreement.

1.3           All headings appear for convenience only and shall not affect the interpretation hereof.

1.4           Unless otherwise defined in this Agreement, terms defined in Article 8 or Article 9 of the UCC (as defined below) are used in this Agreement as such terms are defined in such Article 8 or Article 9.  “UCC” means the Uniform Commercial Code as in effect from time to time in the Commonwealth of Massachusetts; provided that, if perfection or the effect of perfection or non perfection or the priority of the security interest in any Collateral or Custodial Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the Commonwealth of Massachusetts, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non perfection or priority, and further provided that, if perfection or the effect of perfection or non perfection or the priority of the security interest in any Collateral or Custodial Collateral is governed by the laws of a foreign country, “UCC” means any foreign country laws and regulations comparable to the UCC which relate to the perfection of a security interest, the effect of perfection or non perfection or priority.  In addition, where the context so requires, any term defined herein by reference to the UCC shall also have any extended, alternative or analogous meaning given to such term in analogous foreign personal or movable property security laws, in all cases for the extension, preservation or betterment of the security and rights of the Lender.

2.             Reserved.

3.             Loans of Securities.

3.1           Upon request of Borrower, Lender may, from time to time, in its sole discretion, lend securities to Borrower against the receipt of Collateral delivered by Borrower.  The Parties shall agree on the terms of each Loan, including the identity and amount of the securities to be lent, the term of the Loan, the basis of compensation, and the type and amount of Collateral to be delivered by Borrower (subject to the terms and conditions of this Agreement), which terms may be amended during the period of the Loan only by mutual agreement of the Parties hereto.

3.2           Loans, all applicable terms and conditions thereof, and amendments and activity, if any, with respect thereto, shall be evidenced by Lender’s records pertaining to such Loans maintained by Lender in the regular course of its business and such records shall represent conclusive evidence thereof except for manifest error or willful misconduct.  Lender will send Borrower monthly statements of outstanding Loans showing Loan activity which Borrower agrees to examine promptly and to advise Lender of any errors or exceptions.  Borrower’s failure to so advise Lender within twenty (20) days after delivery of any such statement shall be deemed to be Borrower’s admission of the accuracy and correctness of the contents thereof and Borrower shall be fully bound thereby.  The foregoing shall not be construed to prevent the Parties from mutually agreeing to amend or correct such statements if there has been manifest error in the preparation of such statements.

3.3           Notwithstanding any other provisions in this Agreement with respect to when a Loan occurs, a Loan hereunder shall not occur until the Borrowed Securities and the Collateral therefor are delivered.  If, on any Collateral Transfer Day, Borrower delivers Collateral, as provided in Section 4.1 hereunder, and Lender does not deliver the Borrowed Securities as provided in Section 5.1 hereunder, Borrower shall have the absolute right to the prompt return of the Collateral; and if, on any Business Day, Lender delivers Borrowed Securities as provided in Section 5.1 hereunder and Borrower does not deliver Collateral as provided in Section 4.1 hereunder, Lender shall have the absolute right to the prompt return of the Borrowed Securities.

4.             Deliveries and Treatment of Collateral.

4.1           Consistent with market practice applicable to the relevant Borrowed Securities and no later than the Collateral Transfer Day that is coincident with or next precedes the Securities Trading Day upon which Borrowed Securities are to be transferred to Borrower as a Loan, (unless otherwise agreed in the Applicable Appendix), Borrower shall deliver to Lender, or, in accordance with Lender’s instructions, to Lender’s agent, Collateral of a type agreed to by the Parties and having a Collateral Value not less than the Margin Percentage of the current Market Value of the Borrowed Securities.  The Collateral shall be delivered by such one or more of the following methods as are agreed to by the Parties pursuant to Section 3.1:

(a)           Borrower transferring funds by wire;

(b)           Borrower delivering to Lender an irrevocable Letter of Credit, issued by a Bank that is not an Affiliate of Borrower and which is acceptable to Lender in its sole discretion;

(c)           Borrower delivering U.S. Securities through the Federal Reserve book-entry system to the account of Lender at the Federal Reserve Bank of Boston;

(d)           Borrower delivering U.S. dollars to Lender’s account at the Federal Reserve Bank of Boston; and/or

(e)           Borrower delivering non-cash Collateral through any Clearing Organization agreed to by the Parties.

(f)            Borrower may also deliver Collateral through any other methods agreed to by the Parties.

4.2           With respect to any Loan, the Borrower may fulfill the requirements of Section 4.1 by delivering cash Collateral consisting in part or in whole of the proceeds of a Collateral Advance; provided, that this Section 4.2 shall not be, or be deemed to be, a commitment by the Lender to make any Collateral Advance.

4.3           The Borrower may not assign, change, grant a security interest in, dispose of or otherwise deal in any manner with the Collateral or any rights therein.

4.4           The Collateral delivered by Borrower to Lender, as adjusted pursuant to Section 4.7 below, shall be security for the due and punctual performance by Borrower of any and all of its obligations to the Lender hereunder and under any other securities loan agreement between Borrower and Lender, now or hereafter arising, and Borrower hereby pledges with, assigns to, and grants to and for the benefit of Lender, as security for such obligations, a first priority security interest in, the Borrower’s right, title, and interest in and to the Collateral.  Such first priority security interest shall attach upon the delivery of the Collateral to Lender, shall survive the termination of this Agreement, and shall cease only upon the return of the Borrowed Securities to Lender; provided, however, that such first priority security interest shall survive until the redelivery of the Collateral to Borrower to the extent that any Loan Obligation with respect to the relevant Loan remains outstanding after the return of the Borrowed Securities to Lender.  In addition to the rights and remedies given to Lender hereunder, Lender shall have all the rights and remedies of a secured party under the UCC.

4.5           It is understood that Lender may use, invest and re-hypothecate the Collateral in its sole discretion.

4.6           With the approval of Lender, Borrower may at any time substitute for any securities held by Lender as Collateral for the Borrowed Securities other Collateral with respect to the Borrowed Securities of equal current Market Value to the securities for which it is to be substituted, provided that the Borrower first deliver substitute Collateral acceptable to Lender.  Prior to the maturity of any debt security that is delivered to the Lender as Collateral, the Borrower shall replace such security with other Collateral acceptable to Lender and of equal current Market Value to the debt security for which it is to be substituted.  Substitute Collateral shall be considered Collateral for all purposes under this Agreement.

4.7           Borrower shall be entitled, in the absence of any Event of Default by or with respect to Borrower that has occurred and is continuing, to receive all distributions made on or in respect of non cash Collateral the payment dates for which are during the term of the Loan and which are not otherwise received by Borrower, to the full extent it would be so entitled if the Collateral has not been delivered to Lender; provided, however, that the amount, type or value of such distribution which Borrower is entitled to receive hereunder shall not exceed the amount, type and value received by Lender or its agents.  Any distributions made on or in respect of such Collateral which Borrower is entitled to receive pursuant to this Section shall be paid in the same currency as such distribution is paid by the issuer (unless otherwise specified in the Applicable Appendix), by Lender to Borrower forthwith upon receipt by Lender, so long as an Event of Default by or with respect to Borrower has not occurred and is continuing at the time of such receipt.

4.8           Except as provided in Sections 13 and 15 hereunder, Lender shall be obligated to return the Collateral to Borrower upon the return to Lender of the Borrowed Securities, as described in Section 11.3.

4.9           As further security, the Custodial Collateral will secure, and this Agreement and the Collateral Documents will secure the Loan Obligations.  The Borrower hereby grants to and for the benefit of Lender, as security for the Loan Obligations, a security interest in the Borrower’s right, title, and interest in and to the Custodial Collateral, in each case whether now owned or hereafter acquired by the Borrower, wherever located, and whether now or hereafter existing or arising.  On demand, the Borrower shall deliver the Custodial Collateral to Lender or its bank or trust company Affiliates and will enter into appropriate Collateral Documents as required by the Lender.  Such security interest shall survive the termination of this Agreement to the extent necessary in order for Borrower to repay any outstanding Loan Obligations.  The Parties acknowledge that value has been given.

4.10         Unless the Borrower otherwise directs Lender, Lender shall, acting as agent for the Borrower, and at the expense of the Borrower, use commercially reasonable efforts to take such actions on the Borrower’s behalf as Lender believes are necessary or appropriate to cause the Borrower to comply with Lender’s instructions pursuant to this Section 4, provided that Lender shall cease to act in such agency capacity if an Event of Default has occurred and is continuing.

5.             Deliveries and Treatment of Borrowed Securities.

5.1           After Borrower has delivered Collateral as described in Section 4, Lender shall, on the Securities Trading Day agreed to by the Parties, deliver the Borrowed Securities to Borrower by one of the following methods, as agreed by the Parties pursuant to Section 3.1:

(a)           by delivering to Borrower certificates representing the Borrowed Securities together with such transfer documents as are customary for such securities;

(b)           by causing the Borrowed Securities to be credited to Borrower’s account at a Clearing Organization as agreed to by the Parties in the Applicable Appendix, and such crediting and debiting shall result in receipt by Borrower and Lender of a Clearing Organization notice, which shall constitute a schedule of the Borrowed Securities;

(c)           by causing the Borrowed Securities to be credited to the Borrower’s account with the Custodian; or

(d)           by any other method customary for the delivery of securities at the Securities Trading Location and agreed to by the Parties in the Applicable Appendix.

5.2           Except as provided in Section 5.3, Borrower shall exercise all of the incidents of ownership with respect to the Borrowed Securities, including the right to transfer the Borrowed Securities to others, until the Borrowed Securities are returned to Lender in accordance with the terms of this Agreement.

5.3           Lender shall be entitled to receive and/or participate in all distributions (including payments upon maturity or other redemption) made on or in respect of the Borrowed Securities, the record and/or payable dates for which are during the term of the Loan and which are not otherwise received by Lender, to the full extent it would be so entitled if the Borrowed Securities had not been lent to Borrower, including, but not limited to:

(a)           all cash dividends;

(b)           all other distributions of cash or property (including, for the avoidance of doubt, any deemed distributions that give rise to tax credit entitlements for shareholders under sections 852(b)(3)(D)(ii) and 857(b)(3)(D)(ii) of the Internal Revenue Code of 1986 and similar refundable tax credits);

(c)           stock dividends;

(d)           securities received as a result of split ups, conversions, sub-divisions or consolidations of the Borrowed Securities and distributions in respect thereof;

(e)           interest payments;

(f)            in the case of a rights issue, the Borrowed Securities together with the securities allotted thereon;

(g)           in the case of redemption, a sum of money equivalent to the proceeds of the redemption;

(h)           any rights relating to conversion, sub-division, consolidation, preemption, rights arising under a takeover offer or other rights, including those requiring election by the holder for the time being of such securities which become exercisable prior to the redelivery of Borrowed Securities, in which event the Lender may, within a reasonable time before the latest time for the exercise of the right or option, give written notice to the Borrower that on redelivery of Borrowed Securities it wishes to receive redelivered securities in such form as if the right is exercised or, in the case of a right which may be exercised in more than one manner, is specified in such written notice;

(i)            in the case of a capitalized issue, the Borrowed Securities together with the securities allotted by way of a bonus thereon;

(j)            in the case of any event similar to any of the foregoing, the Borrowed Securities together with or replaced by a sum of money or securities equivalent to that received in respect of such Borrowed Securities resulting from such event; and

(k)           all rights to purchase additional securities.

In regard to subparagraphs (f) through (j) above, the Borrower shall either: (i) redeliver the Borrowed Securities in time to allow the Lender to participate in rights, fees or other benefits so described; or (ii) exercise such rights, fees or other benefits as directed by Lender.  In the event a re-registration process is necessary in order to transfer such rights, fees or other benefits which attach to the Borrowed Securities, and a Loan is terminated prior to the applicable record/payable date but not sufficiently prior to the record/payable date to enable Lender to re-register the Borrowed Securities in its own name, Borrower is to forward, and/or act on Lender’s behalf in accordance with Lender’s instructions with respect to all rights, fees or other benefits.

5.4           Unless otherwise specified in the Applicable Appendix, cash dividends and other distributions shall be paid to Lender gross of any taxes in an amount equal to such cash distributions, together with interest on such amount and on accrued interest at the Prime Rate calculated daily from the payable date until such amount and such interest are paid in full, and in the same currency that the issuer of the Borrowed Security makes such distribution.  Any cash distributions made on or in respect of the Borrowed Securities which Lender is entitled to receive pursuant to this Section shall be paid to Lender by Borrower without demand on payable, maturity, or redemption date.  Non cash distributions other than those in the nature of stock splits or stock dividends shall be paid to Lender as soon as possible under the best efforts of Borrower.  Non cash distributions which are in the nature of stock splits or stock dividends and which are received by Borrower shall be added to the Borrowed Securities and shall be considered such for all purposes, except that:  (a) if the Borrowed Securities have been returned to Lender or if Borrower is in Default hereunder, Borrower shall forthwith deliver any such non cash distributions to Lender; and (b) Lender may direct Borrower, upon no less than six Business Days notice prior to the date of such a non cash distribution, to deliver the same to Lender on the Business Day next following the date of such non cash distribution.

5.5           With respect to Section 5.3(k) hereof, Lender may, at its sole option, (A) direct Borrower to purchase additional securities on Lender’s behalf or (B) terminate the Loan of specified securities so that Lender may exercise its purchase rights.  In the case of option (A) under the next preceding sentence, Borrower may elect either (i) to retain such additional securities as part of its Loan, in which case Lender and Borrower shall make such arrangements as are necessary to provide that Borrower has adequate funds to purchase such additional securities and that the Loan of such additional securities is collateralized as required by Section 4; or, (ii) to deliver such additional securities to Lender (on the date specified by Lender).  In the case of option (B) under the second preceding sentence, the applicable provisions of this Agreement regarding terminations of Loans shall apply.

5.6           Unless the Borrower otherwise directs Lender, Lender shall, acting as agent for the Borrower, and at the expense of the Borrower, use commercially reasonable efforts to take such actions on the Borrower’s behalf as Lender believes are necessary or appropriate to cause the Borrower to comply with Lender’s instructions pursuant to this Section 5, provided that Lender shall cease to act in such agency capacity if an Event of Default has occurred and is continuing.

6.             Collateral Advance.

6.1           From time to time Lender may, in its sole and absolute discretion, upon notice to Borrower, make cash advances to the Borrower on the terms and conditions set forth herein (each such advance, a “Collateral Advance”).  Lender shall have no obligation whatsoever to make any such Collateral Advances.  The Borrower hereby agrees, and shall be deemed to agree, to the terms of any confirmation provided by Lender from time to time in respect of any such Collateral Advance (each, a “Collateral Advance Confirmation”) with respect to which the Borrower receives a Collateral Advance.

(a)           The Borrower shall use all proceeds of Collateral Advances solely to provide cash Collateral for Loans made pursuant to the terms of this Agreement.

(b)           Without limiting Lender’s discretion in the making of any Collateral Advance, the Borrower acknowledges and agrees that Lender shall not be required to make any Collateral Advance unless the following conditions are satisfied (and acceptance by the Borrower of any Collateral Advance shall be deemed a representation and warranty by the Borrower that such conditions are satisfied):

(A)          On the date the Collateral Advance is contemplated to be made, no Event of Default shall have occurred and be continuing;

(B)           Before and after giving effect to the proposed Collateral Advance, the Borrower’s representations and warranties in this Agreement shall be true and correct as of the date of such proposed Collateral Advance (unless such a representation is made as of a certain date, in which case, as of such certain date);

(C)           The Borrower shall be in compliance with Section 6.2 with respect to each outstanding Collateral Advance and with Section 6.3 with respect to the aggregate outstanding Collateral Advances, and Lender shall be satisfied that after giving effect to any contemplated Collateral Advance, the Borrower shall remain in compliance with Sections 6.2 and 6.3; and

(D)          Before and after giving effect to any contemplated Collateral Advance, the aggregate amount of outstanding Collateral Advances does not exceed the Collateral Advance Maximum.

6.2           At all times, the Collateral Value of the Relevant Liquid Custodial Collateral designated with respect to each Collateral Advance shall equal or exceed the Minimum Collateral Advance Margin Amount for such Collateral Advance.

6.3           At all times, the Collateral Value of the aggregate Relevant Liquid Custodial Collateral designated with respect to the outstanding Collateral Advances shall equal or exceed the aggregate Minimum Collateral Advance Margin Amount for the outstanding Collateral Advances; provided that if, at any time, the Borrower fails to meet this requirement, the Borrower shall be deemed not to have breached this covenant with respect to such failure if, immediately upon Lender’s demand, the Borrower repays outstanding Collateral Advances in an amount adequate to satisfy such requirement or causes the aggregate Relevant Liquid Custodial Collateral designated with respect to the outstanding Collateral Advances to increase such that the Collateral Value of the aggregate Relevant Liquid Custodial Collateral designated with respect to the outstanding Collateral Advances equals or exceeds the aggregate Minimum Collateral Advance Margin Amount.

6.4           The Borrower shall not permit the aggregate outstanding principal amount of the Collateral Advances to exceed the Collateral Advance Maximum or the maximum aggregate limit under the 1940 Act or investment restrictions.  At any time that the aggregate outstanding principal amount of Collateral Advances exceeds the Collateral Advance Maximum or the maximum aggregate limit under the 1940 Act or investment restrictions, the Borrower shall immediately repay principal in an amount equal to at least the excess of the aggregate outstanding principal of Collateral Advances over the Collateral Advance Maximum and the maximum permitted.

6.5           The Borrower shall pay no interest on each Collateral Advance outstanding unless otherwise agreed by the Parties or as otherwise provided in Section 6.7 hereof.

6.6           The Borrower shall repay in full in cash each Collateral Advance and any other fees and amounts due thereon, immediately upon demand by Lender.  The Borrower acknowledges and agrees that Lender may make any such demand in its sole and absolute discretion and nothing in this Agreement or any Collateral Advance Confirmation (including the specification of a Collateral Advance Due Date therein) will limit the Lender’s right to be repaid in full and in readily available funds the amount of any or all outstanding Collateral Advances upon demand therefor.  In the absence of such a demand, the Borrower shall repay each Collateral Advance on the earliest of (i) the date specified in the Collateral Advance Confirmation related to such Collateral (the “Collateral Advance Due Date”); (ii) pursuant to Section 12, upon an Event of Default; and (iii) upon the termination of this Agreement.

6.7           Notwithstanding any other provisions of this Agreement, Collateral Advances that are not repaid when due under this Agreement shall bear interest at the Default Rate from and including the date first due until paid.

6.8           The Custodial Collateral will secure, and this Agreement and the Collateral Documents secure the Borrower’s Secured Line Obligations to the Lender and its Affiliates.  The Borrower hereby grants to and for the benefit of Lender and each of its Affiliates, as security for the Secured Line Obligations, a security interest in the Borrower’s right, title and interest in and to the Custodial Collateral, in each case whether now owned or hereafter acquired by the Borrower, wherever located, and whether now or hereafter existing or arising.  On demand, the Borrower shall deliver the Custodial Collateral to Lender or its bank or trust company Affiliates and will enter into appropriate Collateral Documents as required by the Lender.

6.9           Such security interest shall survive the termination of this Agreement to the extent necessary in order for Borrower to meet any outstanding Secured Line Obligations.  The Parties acknowledge that value has been given.

6.10         Each payment by the Borrower will be made in the currency of the Collateral Advance with respect to which it is paid unless otherwise agreed upon by the Parties.

6.11         Collateral Advances, all principal thereof, interest payable thereon and fees and other amounts payable with respect thereto, and the other terms and conditions thereof,

and any amendments and activity, if any, with respect thereto, shall be evidenced by Lender’s books and records and such books and records shall represent conclusive evidence thereof and be binding on the Borrower except in the case of manifest error or willful misconduct.  The Borrower agrees to promptly examine any statements provided by Lender to the Borrower and promptly advise Lender of any errors or exceptions.  The Borrower’s failure to so advise Lender within twenty (20) days after delivery of any such statement shall be deemed to be the Borrower’s admission of the accuracy and correctness of the contents thereof and the Borrower shall be bound thereby.  The foregoing shall not be construed to prevent the Parties from mutually agreeing to amend or correct such statements if there has been manifest error in the preparation of such statements.

7.             Marks to Market; Maintenance of Collateral.

Part A – Securities Loan Provisions

7.1           Borrower shall daily mark to market any Loans hereunder and in the event that at the close of trading on any day the Market Value of all the Collateral delivered by Borrower to Lender with respect to any Loan hereunder shall be less than the Margin Percentage, of the Market Value of the Borrowed Securities outstanding with respect to such Loan, Borrower shall deliver to Lender additional Collateral by the close of the next Business Day so that the Market Value of additional Collateral when added to Market Value of the Collateral with respect to such Loan shall equal at least the Margin Percentage of the Market Value of the Borrowed Securities outstanding with respect to such Loan.  Such additional Collateral shall be delivered as provided for in Section 4.1 above.

7.2           In the event that at the close of trading on any day the Market Value of all the Collateral delivered by Borrower to Lender with respect to any Loan hereunder shall be less than the Margin Percentage of the Market Value of all the Borrowed Securities outstanding with respect to such Loan, Lender may, by notice to Borrower, demand that Borrower deliver to Lender additional Collateral so that the Market Value of such additional Collateral when added to the Market Value of the Collateral with respect to such Loan shall equal at least the Margin Percentage of the Market Value of the Borrowed Securities outstanding with respect to such Loan.

In the event that at the close of trading on any day the Market Value of all the Collateral delivered by Borrower to Lender with respect to any Loan hereunder shall be greater than the Margin Percentage of the Market Value of all the Borrowed Securities outstanding with respect to such Loan, then Lender shall, to the extent operationally practicable, reallocate for investment under the SLAA the amount of Collateral exceeding the Margin Percentage of the Market Value of the Borrowed Securities outstanding with respect to such Loan.

7.3           Unless otherwise specified in the Applicable Appendix, the timing of the delivery of Collateral in response to a notice and demand made pursuant to Section 7.2 shall be as follows:

(a)           If the Collateral Location is in the United States: (i) such delivery is to be made by 2:00 p.m. (Boston time) of such Collateral Transfer Day if such notice is given by 11:00 a.m.

(Boston time); and (ii) if such notice is given after 11:00 a.m. (Boston time) on such Collateral Transfer Day, such delivery is to be made by 2:00 p.m. (Boston time) of the next Collateral Transfer Day, unless (A) such notice has been superseded by a proper demand made pursuant to Section 7.2 given before 11:00 a.m. (Boston time) of that next Collateral Transfer Day, or (B) additional Collateral is required to be delivered on that next Collateral Transfer Day pursuant to Section 4.1.

(b)           If the Collateral Location is not in the United States: (i) such delivery shall be made not later than a time on such Collateral Transfer Day specified in the Applicable Appendix (the “Delivery Deadline”) if such notice is given prior to a time (the “Notice Deadline”) that is specified in the Applicable Appendix, or (ii) if such notice is not given prior to such Notice Deadline (or if no Notice Deadline has been specified) such delivery is to be made by the Delivery Deadline on the next Collateral Transfer Day, unless (A) such notice has been superseded by a proper demand made pursuant to Section 7.2 given before the Notice Deadline (if applicable) of that next Collateral Transfer Day or (B) additional Collateral is required to be delivered pursuant to Section 4.1.

Part B – Collateral Advance Provisions

7.4           The Borrower shall daily mark to market each Collateral Advance and its Relevant Liquid Custodial Collateral and in the event that as of the opening of business on any Business Day, the Collateral Value of the Relevant Liquid Custodial Collateral designated with respect to such Collateral Advance hereunder shall be less than the Minimum Collateral Advance Margin Amount for such Collateral Advance, the Borrower shall designate additional Liquid Custodial Collateral by the close of such Business Day, so that the Collateral Value of such additional Liquid Custodial Collateral, when added to Collateral Value of the Relevant Liquid Custodial Collateral previously designated for or delivered with respect to such Collateral Advance, shall equal at least the Minimum Collateral Advance Margin Amount for such Collateral Advance by not later than the close of such Business Day.  Such additional Liquid Custodial Collateral shall be then considered Relevant Liquid Custodial Collateral with respect to such Liquid Collateral Advance.

7.5           In the event that as of the opening of business on any Business Day, the Collateral Value of the Relevant Liquid Custodial Collateral designated with respect to any Collateral Advance shall be less than the Minimum Collateral Advance Margin Amount for such Collateral Advance, Lender or its Affiliates may, by oral notice to the Borrower on such Business Day, demand that the Borrower designate additional Liquid Custodial Collateral so that the Collateral Value of such additional Liquid Custodial Collateral, when added to the Collateral Value of the Relevant Liquid Custodial Collateral previously designated or delivered with respect to such Collateral Advance, shall equal at least the Minimum Collateral Advance Margin Amount for such Collateral Advance by not later than the close of such Business Day.  Such additional Liquid Custodial Collateral shall be then considered Relevant Liquid Custodial Collateral with respect to such Collateral Advance.

7.6           In the event that as of the opening of business on any Business Day, the Collateral Value of all Relevant Liquid Custodial Collateral designated with respect to any

Collateral Advance shall be greater than the Minimum Collateral Advance Margin Amount for such Collateral Advance, the Borrower may (if an Event of Default has not occurred), by oral notice to Lender on such Business Day, cease to designate such Relevant Liquid Custodial Collateral for such Collateral Advance as may be selected by the Borrower, so long as the Collateral Value of the remaining Relevant Liquid Custodial Collateral equals at least the Minimum Collateral Advance Margin Amount for such Collateral Advance by not later than the close of such Business Day.  To the extent such Relevant Liquid Custodial Collateral ceases to be so designated, it shall cease to constitute Relevant Liquid Custodial Collateral with respect to such Collateral Advance.

7.7           Unless the Borrower otherwise directs Lender, Lender shall, acting as agent for the Borrower, and at the expense of the Borrower, use commercially reasonable efforts to take such actions on the Borrower’s behalf as Lender believes are necessary or appropriate to cause the Borrower to comply with Lender’s instructions pursuant to this Section 7, provided that Lender shall cease to act in such agency capacity if an Event of Default has occurred and is continuing.

8.             Fees and Taxes.

8.1           Reserved.

8.2           The Borrower shall pay and indemnify Lender against all costs, including any and all Taxes with respect to any transfers hereunder of the Borrowed Securities,  Collateral, or Custodial Collateral.

8.3           The Borrower shall ensure that this Agreement and all instruments of transfer of any securities provided or returned pursuant to the terms of this Agreement have been duly stamped in accordance with all applicable legislation and other legal, regulatory, self-regulatory organization, or stock exchange requirements and are otherwise freely transferable in the recognized securities trading market.

8.4           Unless otherwise agreed, all monies payable by the Borrower to Lender under this Agreement or any Collateral Agreement, or in respect of any Loan transaction or Collateral Advance by Lender shall be paid free and clear of, and without withholding or deduction for, any Taxes of whatsoever nature imposed, levied, collected, withheld or assessed by any authority having power to tax, unless the withholding or deduction of such Taxes is required by law.  If the withholding or deduction of Taxes is required by law of the jurisdiction of domicile of the Borrower, the Borrower shall pay such additional amounts as will result in the net amounts receivable by Lender (after taking account of such withholding or deduction) being equal to such amounts as would have been received by Lender had no such Taxes been withheld or deducted.

8.5           The Borrower will hold Lender harmless from and against any liability, loss or expense related to any Taxes that might be or are assessed by any authority in the jurisdiction of domicile of the Borrower having power to tax with respect to any payments made, or deemed to have been made, by the Borrower under this Agreement or any Collateral

Agreement.  The Borrower agrees that it will not seek reimbursement for any such Taxes from Lender or any contributions by Lender with respect to the same.

8.6           When the agreement to lend securities is made, the Parties shall agree on the basis of compensation to be paid in respect of the Loan.

9.             Representations of the Parties.

The Parties hereby make the following representations and warranties, which shall continue until the later of the termination of this Agreement and the repayment in full of all amounts owed to Lender under this Agreement of any Loan or any Collateral Advance under this Agreement:

Part A – General Representations

9.1           Each Party hereto represents and warrants that (a) it has the power to execute and deliver this Agreement, to enter into the Loans and Collateral Advances contemplated hereby, and to perform its obligations hereunder; (b) it has taken all necessary action to authorize such execution, delivery, and performance; and (c) this Agreement constitutes a legal, valid, and binding obligation enforceable against it, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws, now or hereafter in effect, relating to or limiting creditors’ rights generally, and (ii) general principles of equity (regardless of whether a proceeding to enforce such an agreement is considered in a proceeding at law or in equity).

9.2           Each Party hereto represents and warrants that the execution, delivery and performance by it of this Agreement and each Loan and Collateral Advance hereunder will at all times comply with all Applicable Law.

9.3           The Borrower further represents and warrants that the Borrower has not relied on Lender or any of Lender’s Affiliates for investment, financial, or other advice with respect to the Loans or the Collateral Advances, and Borrower is making its independent judgment or is relying upon External Managers or Third Party advisers with respect to the Loans and the Collateral Advances and neither Lender nor its Affiliates are acting as a fiduciary, advisor, or agent for the Borrower with respect to any of the Loans or the Collateral Advances.

9.4           Each Party hereto represents and warrants that it has made its own determination as to the tax treatment of any dividends, remuneration, or other funds received hereunder.

9.5           Borrower represents that any statements provided to Lender pursuant to Section Error! Reference source not found. fairly represent its financial condition, and that there has been no material adverse change in its financial condition since that date that has not been disclosed in writing to Lender.  Each request by Borrower for a Loan shall constitute a present representation that there has been no material adverse change in Borrower’s financial condition that has not been disclosed to Lender since the date of the most recent statement furnished to Lender pursuant to Section Error! Reference source not found.;.

9.6           Lender represents and warrants (a) that it is a trust company duly organized and validly existing under the laws of the state of its organization and (b) that it has, or will have at the time of delivery of any Borrowed Securities, the authority to deliver the Borrowed Securities subject to the terms and conditions hereof.

9.7           Borrower represents and warrants that (a) it is a corporation, partnership, or other entity duly organized and validly existing under the laws of the state of its organization; (b) if it is a Bank, a Broker-Dealer, or any other entity which is subject to regulation under the laws and regulations of any jurisdiction, the supervision of any governmental authority, or the regulation of a Self Regulatory organization, it is in compliance in all material respects with all laws, regulations, and supervisory directives applicable to it; (c) it has, or will have at the time of delivery of any Collateral or Custodial Collateral, the right to grant a first security interest therein subject to the terms and conditions hereof; and (d) to the extent applicable, it (or the party to whom it relends the Borrowed Securities) is borrowing or will borrow the Borrowed Securities (except for Borrowed Securities that qualify as “exempted securities” under Regulation T of the Board of Governors of the Federal Reserve System) for the purposes of making delivery of such securities in the case of short sales, failure to receive securities required to be delivered, or as otherwise permitted pursuant to Regulation T.

If Borrower is a management investment company that is, or is required to be, registered under the Investment Company Act of 1940, as amended (the “1940 Act”),  Borrower acknowledges that any obligation to determine whether any transaction made pursuant to this Agreement or the SLAA is in compliance with those laws and regulations under the 1940 Act relating to the borrowing or lending of securities or cash, the posting or receipt of collateral relating to such borrowing or lending of cash or securities, or the issuance of ‘senior securities,’ as that term is defined under Section 18 of the 1940 Act, including all obligations to compile and maintain such data and make such calculations as are necessary or appropriate in order to make such determinations, as well as all obligations that require the Borrower to segregate, identify and substitute Borrower assets, and daily monitor such assets and their values (collectively, “Applicable 1940 Act Requirements”), except as specifically set forth in the SLAA, it is the obligation of Borrower and not the Lender or any of Lender’s Affiliates.  In addition, if Borrower is a management investment company that is, or is required to be, registered under the 1940 Act, Borrower represents and warrants to Lender as of the close of business on each day that Borrower is so registered or is required to be so registered, that (i) any transaction or series of transactions under this Agreement and/or the SLAA that creates leverage as a matter of law or fact is (A) in furtherance of Borrower’s investment objective or objectives, (B) permitted or not otherwise prohibited by Borrower’s investment policies, and (C) disclosed in all material respects in Borrower’s registration statement filed with the Securities and Exchange Commission pursuant to Section 8 of the 1940 Act, and (ii) Borrower is in compliance in all material respects with Applicable Law applicable to Borrower, including Applicable 1940 Act Requirements.

9.8           The Borrower makes the following representations and warranties.  Each request for a Loan or a Collateral Advance constitutes a renewal of these representations and warranties as of the date of the request:

(a)           This Agreement does not conflict with any agreement, or obligation by which the Borrower is bound.

(b)           There is no lawsuit, judicial proceeding, tax claim or other dispute pending or threatened against the Borrower which, if lost, would impair the Borrower’s financial condition or ability to repay the Secured Line Obligations or Loan Obligations, except as have been disclosed in writing to Lender.

(c)           The Borrower is not in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation, except as have been disclosed in writing to Lender.

(d)           There is no event which is, or with notice, or lapse of time, or both, would be a default under this Agreement.

(e)           No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any governmental authority or any other Third Party is necessary or required in connection with (i) the execution, delivery or performance by, or enforcement against, the Borrower of this Agreement or any Collateral Document; or (ii) the grant by the Borrower of the Liens granted by it pursuant to this Agreement and the Collateral Documents; (iii) the perfection or maintenance of the Liens created under this Agreement and the Collateral Documents (including the first priority nature thereof).  Further, no approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any governmental authority or any other Third Party is necessary or required by or with regard to Borrower in connection with the exercise by Lender or any of its Affiliates of its rights under this Agreement and the Collateral Documents or the remedies in respect of the Collateral or the Custodial Collateral, as applicable, pursuant to this Agreement or the Collateral Documents.

(f)            The Borrower is the legal and beneficial owner of the Collateral and the Custodial Collateral granted or purported to be granted by it free and clear of any Lien, claim, option or right of others, except for the security interest created under this Agreement and the Collateral Documents.  No effective financing statement or other instrument similar in effect covering all or any part of such Collateral or Custodial Collateral or listing the Borrower or any trade name of the Borrower as debtor is on file in any recording office, except such as may have been filed in favor of Lender and its Affiliates relating to this Agreement of the Collateral Documents.

(g)           This Agreement and the Collateral Documents create in favor of Lender and its Affiliates a valid security interest in the Collateral and the Custodial Collateral granted by the Borrower, securing the payment of the respective obligations set forth in Sections 4.5, 4.9 and Section 17, if applicable, all filings and other actions (including, without limitation, (i) actions necessary to obtain control of Collateral or the Custodial Collateral, as applicable, as provided in Sections 9-104, 9-105, 9-106 and 9-107 of the UCC; and (ii) actions necessary to perfect the security interest of Lender and its Affiliates with respect to the Collateral or the Custodial Collateral, as applicable, evidenced by a certificate of title) necessary to perfect the security interest in the Collateral and Custodial Collateral granted by the Borrower have been duly made or taken and are in full force and effect; and such security interest is first priority.

Part B – Representations Regarding Loans

9.9           The Borrower represents and warrants that, with respect to each Loan, it has made an independent determination that the terms of such Loan, including but not limited to the fees as will be agreed upon pursuant to Section 8.6 or otherwise payable with respect to each Loan, are acceptable to the Borrower, notwithstanding any more favorable terms available for borrowing Equivalent Securities by other means.  The Borrower further represents, warrants, and agrees that with respect to any Loans made by Lender or its Affiliates to the Borrower, notwithstanding any provisions of the SLAA to the contrary, Lender shall have no obligation or responsibility (x) to share with the Borrower, or reimburse or indemnify the Borrower for, any deficiencies or shortfalls in net income generated by the investment of cash Collateral to pay or fund the agreed-upon fees, rebates, or other payments due to Lender by the Borrower with respect to such Loans, or (y)  to indemnify or reimburse the Borrower for any cash Collateral received by Borrower under the SLAA that is not transferred to the Lending Agent for investment pursuant to the terms of the SLAA.

9.10         The Borrower acknowledges that it is aware that Lender’s Agent under the SLAA, is or may be deemed to be the same legal entity as Lender, notwithstanding the different designations used herein and therein or the dual roles assumed by Lender hereunder and thereunder.  The Borrower represents that the powers granted in the SLAA to Lender, as agent, to lend securities owned by the Borrower (including, in legal effect, the power granted to Lender to make loans of securities to itself), are given expressly for the purpose of averting and waiving any prohibitions upon such lending and the powers contemplated under the SLAA, and that transactions effected pursuant to and in compliance with the SLAA and this Agreement will not constitute a breach of any trust or any fiduciary or other duty by Lender.  The Borrower further acknowledges that it has granted Lender the power to effect securities lending transactions with Lender and other powers assigned to Lender under the SLAA and Borrower has entered into this Agreement, as a result of the Borrower’s desire to increase the opportunity for it to lend securities held in its account on fair and reasonable terms to qualified borrowers, and for it to borrow securities from Lender as principal on terms acceptable to the Borrower, without such loans and borrowings being considered a breach of any fiduciary or other duties by Lender or is Affiliates.

9.11         Borrower represents and warrants that either (a) it is not (i) an employee benefit plan subject to Title I of ERISA, (ii) a plan subject to Section 4975 of the Code or (iii) otherwise deemed to be “plan assets” subject to Title I of ERISA or Section 4975 of the Code or (b) the entry into, maintenance and performance of this Agreement and the transactions contemplated thereby do not and will not constitute a non-exempt prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code by reason of the availability of Section 408(b)(17) of ERISA, Department of Labor Prohibited Transaction Exemption (“PTE”) 84-14, PTE 96-23, PTE 91-38, or another statutory, class or individual exemption.

10.           Covenants.

Part A – General Covenants

10.1                         If the Borrower is neither a Broker-Dealer nor a Bank, upon execution of this Agreement, the Borrower shall deliver to Lender the Borrower’s most recent available financial information, including (without limitation) the most recent available audited and unaudited statements of the Borrower’s that the Borrower is required to provide to any governmental agency or self-regulatory body.  As long as any Loan or Collateral Advance is outstanding under this Agreement, the Borrower will promptly deliver to Lender all such financial information that is subsequently available, and any other financial information or statements that Lender may reasonably request.

10.2         For the avoidance of doubt, Borrower agrees to be liable as principal with respect to all of its obligations, liabilities and undertakings hereunder with respect to the Loans and the Collateral Advances.

10.3         The Borrower agrees, promptly upon the request of Lender (a) to correct any material defect or error that may be discovered in this Agreement or in any Collateral Document or in the execution, acknowledgment, filing or recordation thereof, and (b) at the expense of the Borrower, to do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as Lender or any of its Affiliates may reasonably require from time to time in order to (i) carry out more effectively the purposes of this Agreement, including without limitation the execution and delivery of any Collateral Documents and any assignment of this Agreement to an Affiliate of the Lender pursuant to Section 26, (ii) to the fullest extent permitted by Applicable Law, subject any of the Borrower’s properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of this Agreement and the Collateral Documents, (iii) perfect and maintain the validity, effectiveness and priority of this Agreement or any of the Collateral Documents and any of the Liens intended to be created thereunder and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto Lender or any of its Affiliates the rights granted or now or hereafter intended to be granted to them under this Agreement, any Collateral Document or under any other instrument executed in connection with this Agreement or any Collateral Document to which the Borrower is or is to be a party.

Part B – Covenants Regarding Loans

10.4         Borrower agrees to cause every Letter of Credit delivered by it and constituting Collateral hereunder, to be renewed or replaced by Collateral (including, without limitation, a renewed or replacement Letter of Credit) satisfactory to Lender at least three Business days prior to the scheduled expiration date of such Letter of Credit or at any time in the event that Lender otherwise reasonably determines that such Letter of Credit shall no longer constitute Collateral.

10.5         The Borrower covenants that it shall ensure that this Agreement and all instruments of transfer of any Securities provided or returned pursuant to the terms of this Agreement have been duly stamped in accordance with all applicable legislation.

10.6         The Borrower covenants that at all times it shall, to the extent to which it is capable of doing so, comply with those provisions of all relevant tax legislation concerning the taxation of securities lending arrangements so that neither Lender or any Custodian incurs any

Taxes arising out of the provision of Borrowed Securities to the Borrower and the return of Equivalent Securities.

10.7         The Borrower covenants that, at all times, the purposes for which securities are borrowed hereunder shall comply with Applicable Law.

Part C –Covenants Regarding Collateral Advances

10.8         The Borrower covenants that the proceeds of any Collateral Advance shall be used only to provide cash Collateral for a Loan under this Agreement.  In any event, the proceeds of the Collateral Advances may not be used directly or indirectly to purchase or carry any “margin stock” as that term is defined in Regulation U of the Board of Governors of the Federal Reserve System, or extend credit to or invest in other parties for the purpose of purchasing or carrying any such “margin stock,” or to reduce or retire any indebtedness incurred for such purpose.

10.9         The Borrower shall not create, incur, assume or suffer to exist any Lien upon any of the Custodial Collateral, whether now owned or hereafter acquired, or file or suffer to exist under the UCC of any jurisdiction a financing statement that names the Borrower as debtor, or suffer to exist any security agreement authorizing any secured party thereunder to file such financing statement, other than the following:

(a)           Liens and security interests in favor of Lender or such of the Lender’s Affiliates as the Lender requires under Section 10.3.

(b)           Liens for taxes not yet due.

10.10       If any Collateral Advances are outstanding, the Borrower covenants to promptly notify Lender in writing of:

(a)           Any lawsuit over Five Million U.S. Dollars (US$5,000,000) against the Borrower.

(b)           Any substantial dispute between any governmental authority and the Borrower.

(c)           Any Event of Default under this Agreement, or any event which, with notice or lapse of time or both, would constitute an Event of Default.

(d)           Any material adverse change in the Borrower’s operations, properties or prospects, or ability to repay any of the amounts owed under this Agreement.

(e)           Any change in the Borrower’s name, legal structure or principal place of business.

10.11       The Borrower agrees that it will not sell, assign or otherwise dispose of, or grant any option with respect to, any of the Relevant Liquid Custodial Collateral, if doing so would cause the Borrower to cease to comply with any provision of this Agreement, including but not limited to Sections 6.2, 6.3, 7.4, and 7.5 hereof.

11.           Termination of the Loan without Default.

11.1         Borrower may cause the termination of a Loan, at any time, by returning the Borrowed Securities to Lender.

11.2         Lender may cause the termination of a Loan by giving notice of termination of such Loan to Borrower prior to the close of business on any Securities Trading Day.  Upon such notice, Borrower shall deliver Borrowed Securities to Lender no later than the earlier of:

(a)           the end of the customary delivery period for such securities; or

(b)                                 except as otherwise agreed in the Applicable Appendix, the close of the third Securities Trading Day following the day on which Lender gives notice of termination of such Loan to Borrower. For purposes of determining the Securities Trading Day on which Borrowed Securities must be returned to Lender, the first Securities Trading Day shall be the Securities Trading Day that follows the Securities Trading Day on which notice is given.

11.3         Borrower’s delivery of the Borrowed Securities to Lender pursuant to

Section 11.1 or 11.2 shall be made by a method permitted under Section 4.1.  Consistent with market timing applicable to the relevant Collateral and no later than the close of the Collateral Transfer Day that next follows the Securities Trading Day upon which Borrower so returns the Borrowed Securities to Lender, Lender shall redeliver the Collateral with respect to such Loan (as adjusted pursuant to Section 7) to Borrower.  If the Collateral is a Letter of Credit, the return of the Borrowed Securities shall be considered final settlement payment.

12.           Events of Default.

Part A – Loan Events of Default

12.1         All Loans between Borrower and Lender may (at the option of the non defaulting Party, exercised by notice to the defaulting Party) be terminated immediately upon the occurrence of any one or more of the following events or any of the events listed in Section 12.2 (individually, each such event an “Event of Default”):

(a)           if either Party fails to return Borrowed Securities or Collateral as required under this Agreement;

(b)           if either Party fails to make the payment of distributions as required by Sections 4.8 and 5.3 hereof and such default is not cured within one Business Day of notice of such failure to Borrower or Lender, as the case may be;

(c)           if either Party makes a general assignment for the benefit of creditors, or admits in writing its inability to pay its debts as they become due, or files or becomes subject to a petition in bankruptcy or is adjudicated as bankrupt or insolvent, or files or becomes subject to a petition seeking reorganization, liquidation, dissolution or similar relief under any present or future law or regulation, or seeks, consents to or acquiesces in the appointment of any trustee, receiver, or liquidator of it or any material part of its properties;

(d)           if Borrower (if it is neither a Bank nor a Broker-Dealer) loses any legal authority necessary to take any actions contemplated for it under this Agreement;

(e)           if it is found that the Borrower has made a material misrepresentation of its financial condition;

(f)            if Borrower breaches any covenants, representations, or agreements herein;

(g)           if a final judgment for the payment of money shall be rendered against Borrower and such judgment shall not have been discharged or its execution stayed pending appeal within sixty (60) days of entry or such judgment shall not have been discharged within sixty (60) days of expiration of any such stay.

Part B – Collateral Advance Events of Default

12.2         If any of the events of default listed in Section 12.1 or this Section 12.2 occurs and Borrower is the defaulting Party, Lender may do one or more of the following: (a) stop making any additional Collateral Advances to the Borrower, or (b) declare the unpaid principal amount of all outstanding Collateral Advances, all fees hereunder, all interest accrued and unpaid thereon, if any, and all other amounts owing or payable hereunder or under any Collateral Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under any Debtor Relief Laws, the unpaid principal amount of all outstanding Collateral Advances and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of Lender or any of its Affiliates.

(a)           the Borrower fails to (i) pay when and as required to be paid herein, any amount of principal of any Collateral Advance, or (ii) pay after the same becomes due, any interest on any Collateral Advance or any other amount payable hereunder or under any Collateral Document;

(b)           if, when any Collateral Advances are outstanding, an enforceable first priority perfected security interest on the minimum required Liquid Custodial Collateral specified in this Agreement ceases to be held by at least one of Lender or one of its Affiliates;

(c)           if the Borrower fails to pay in a timely manner any fee or pay any tax gross-up due under Section 8 hereof;

(d)           if the Borrower breaches a material term of any other agreement between the Borrower and Lender or its Affiliates including, without limitation, any of the Collateral Documents, or an event of default occurs under any such other agreement;

(e)           if there is entered against the Borrower (i) a final judgment or order for the payment, or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Borrower and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of ten (10) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; the Borrower or Lender ceases or threatens to cease to carry on its business;

(f)            a material adverse change occurs in the Borrower’s financial condition or ability to repay the Collateral Advances;

(g)           any government authority takes action that Lender believes materially adversely affects the Borrower’s financial condition or ability to repay the Collateral Advances;

(h)           any party holding a security interest in respect of any part of the assets of the Borrower takes any action as a result of a default in connection with the enforcement or proposed enforcement of such security interest;

(i)            any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower herein, in any Collateral Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in a material respect when made or deemed made; or

(j)            any material provision of this Agreement or any Collateral Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder, ceases to be in full force and effect; or the Borrower contests in any manner the validity or enforceability of any material provision of this Agreement or any Collateral Document; or the Borrower denies that it has any or further liability or obligation under any provision of this Agreement or any Collateral Document, or purports to revoke, terminate or rescind any provision of this Agreement or any Collateral Document; or this Agreement or any Collateral Document after delivery thereof shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected first priority Lien on the Collateral or Custodial Collateral purported to be covered thereby.

13.           Lender’s Remedies on Borrower’s Default.

13.1         In the event of any Event of Default by or with respect to Borrower under Section 12 hereof, Lender shall have the right, in addition to any other remedies provided herein or under Applicable Law (without further notice to Borrower), at its option either (a) to purchase a like amount of the Borrowed Securities in any market for such securities or (b) to elect to treat the Borrowed Securities as having been purchased by Borrower at a purchase price equal to the Replacement Value.  Lender may apply the Collateral to the payment of such purchase, after deducting therefrom all amounts, if any, due Lender under this Agreement, including (without limitation) under Sections 5, and 8 hereof.  In such event, Borrower’s obligation to return the Borrowed Securities shall terminate. The Lender shall not be obligated to assert or enforce any rights, liens or security interest hereunder or to take any action in reference thereto, and the Lender may in its discretion at any time relinquish its rights hereunder as to particular property, in each case without thereby affecting or invalidating its rights hereunder as to all or any other property securing or purporting to secure the Loans.  Borrower shall be liable to Lender for the cost of funds which Lender advances to purchase such securities during any stay on the application of the Collateral (whether such stay is automatic or imposed by a court or other governmental agency).

13.2         In the event such purchase price or Replacement Value exceeds the amount of the Collateral, Borrower shall be liable to Lender for the amount of such excess (plus all amounts, if any, due to Lender hereunder) together with interest on all such amounts at the Prime Rate as it fluctuates from day to day, from the date of such purchase or election until the date of payment of such excess.  Lender shall have, as security for Borrower’s obligation to pay such excess, a first security interest in or right of setoff against any property of Borrower then held by Lender (in any capacity) and any other amount payable by Lender (in any capacity) to Borrower, including, without limitation, any property of Borrower then held by Lender under any other securities loan agreement between Lender and Borrower.  The purchase price of securities purchased under this Section 13 shall include brokers’ fees and commissions and all other reasonable costs, fees, and expenses related to such purchase.  Upon satisfaction of all obligations hereunder, any remaining Collateral shall be returned to Borrower.

13.3         Upon the occurrence of an Event of Default, in addition to any other remedies available at law or equity or contained in any other agreement between the Borrower, Lender and/or its Affiliates (including without limitation, any Collateral Documents), and whether or not Lender has issued a notice in respect of the Borrowed Securities pursuant to Section 11.2, Lender and its Affiliates may:

(a)           obtain possession of any Collateral or any Custodial Collateral which it does not already hold, by any method permitted by law;

(b)           sell, transfer, assign, give options to purchase, or otherwise dispose of and deal with the Collateral or Custodial Collateral or any part thereof;

(c)           notify any parties obligated to make any payments or Distributions in respect of Collateral or Custodial Collateral to make payment or delivery thereof to Lender and its Affiliates;

(d)           redeem any term deposit receipts, treasury bills, government debt obligations or like instruments comprising part of the Collateral or Custodial Collateral whether or not matured and whether or not there is a penalty or loss of interest arising therefrom;

(e)           exercise all voting rights attached to securities comprising part of the Collateral or Custodial Collateral (whether or not registered in the name of Lender or any Affiliate or Custodian) and give or withhold all consents, waivers and ratifications in respect thereof and otherwise act with respect thereto as though it were the absolute owner thereof;

(f)            exercise any and all rights of conversion, exchange, subscription or any other rights, privileges or options pertaining to any of the securities comprising part of the Collateral or the Custodial Collateral as if it were the absolute owner thereof;

(g)           comply with any limitation or restriction in connection with any proposed sale or other disposition of the said securities as may be necessary in order to comply with Applicable Laws or regulations or any policies imposed by any stock exchange, securities commission or other governmental or regulatory authority or official, and the Borrower further agrees that such compliance shall not result in such sale being considered or deemed not to have been made in a commercially reasonable manner, nor shall Lender be liable or accountable to the Borrower for any discount in the sale price of the said securities which may be given by reason of the fact that such securities are sold in compliance with any such limitation or restriction;

(h)           accept any Collateral or Custodial Collateral in satisfaction of the Loan or Collateral Advance in respect of which such Collateral or Custodial Collateral was provided;

(i)            file proofs of claim and other documents in order to have the claims of Lender and its Affiliates lodged in any bankruptcy, winding-up, or other judicial proceeding relating to the Borrower, the Collateral, or the Custodial Collateral; and

(j)            exercise in respect of the Collateral or the Custodial Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party upon default under the UCC (whether or not the UCC applies to the affected Collateral or Custodial Collateral) and any other relevant law of applicable jurisdiction.

Lender may only exercise its remedies under paragraphs (a), (b), (c), (d), (h), (i) and (j) of this Section 13.3 to the extent necessary to recover any amounts due from the Borrower to Lender or its Affiliates under this Agreement in respect of a Loan or Collateral Advance.

13.4         If Lender or its Affiliates have enforced their remedies in whole or in part in respect of any Loan and the Collateral and Custodial Collateral held in respect thereof, or any Collateral Advance and the Custodial Collateral held in respect thereof, Lender shall apply the proceeds received from such enforcement against the obligations of the Borrower to Lender or its Affiliates in respect of such Loan or Collateral Advance and in payment of all other amounts, if any, due by the Borrower to Lender and its Affiliates under this Agreement, including (without limitation) Sections 5, 6, 7 and 8, hereof.  If the said proceeds of enforcement are insufficient to satisfy the said obligations, the Borrower shall be liable to Lender and its Affiliates for the amount of the deficiency, together with interest thereon at the Default Rate until the date of payment.

13.5         (a)           The Borrower acknowledges that in the case of Collateral, or Custodial Collateral consisting of securities, the securities are of a type customarily sold on a recognized market, and accordingly the Borrower agrees that Lender or its Affiliates may sell the securities pursuant to this Agreement on a recognized market without notice to the Borrower.

(b)           The Borrower acknowledges that any sale of securities by Lender or its Affiliates pursuant to this Agreement must occur in compliance with the relevant provisions of the U.S. Securities Act of 1933 (as amended from time to time) and, to the extent applicable, similar legislation in other jurisdictions (“Securities Laws”).  Subject to applicable securities laws, Lender or its Affiliates shall sell securities on the public market or markets on which such securities regularly trade, unless it is commercially unreasonable to effect such a sale.  If sale on a public market is not commercially reasonable, Lender or its Affiliates may sell such securities pursuant to one or more private sales to a restricted group of purchasers who may be obliged to agree, among other things, to acquire securities as principal and to comply with certain resale restrictions.  Lender or its Affiliates shall be under no obligation to delay a sale of securities for any period of time in order to permit the issuer thereof or any other Person to qualify such securities for public sale under Securities Laws.  Lender or its Affiliates shall be under no obligation to sell securities as a “control block” or at a premium to the “market price”, as defined under applicable Securities Laws.  The Borrower acknowledges that any private sale may result in prices and other terms which may be less favorable than a public sale or a control block sale; and the Borrower agrees that any such sale shall not for such reason be considered not to have been made in a commercially reasonable manner.

13.6         Lender and its Affiliates shall not be obligated to assert or enforce any rights, Liens or security interests hereunder or to take any action in reference thereto, and may in their discretion at any time relinquish their rights hereunder as to particular property, in each case without thereby affecting or invalidating their rights hereunder as to all or any other property securing or purporting to secure the Loans and the Collateral Advances.

13.7         The Borrower hereby irrevocably appoints Lender the Borrower’s attorney in fact, with full authority in the place and stead of the Borrower and in the name of the Borrower or otherwise, from time to time, in Lender’s discretion, to take any action and to execute any instrument that Lender may deem necessary or advisable to accomplish the purposes of this Agreement or any Collateral Document (including without limitation to take all steps as may be required to enable Lender or any it of its Affiliates to realize upon any Collateral or Custodial Collateral which has been delivered to it pursuant to this Agreement or any Collateral Document or transfer or cause to be transferred (whether before or after the occurrence of any Event of Default hereunder) the legal title to such Collateral or Custodial Collateral to Lender or any of its Affiliates or any transferee of the Collateral or Custodial Collateral nominated by Lender).

13.8         Anything contained herein to the contrary notwithstanding, Lender may from time to time, when Lender deems it to be necessary, appoint one or more subagents (each a “Subagent”) for Lender hereunder with respect to all or any part of the Collateral or the

Custodial Collateral.  In the event that Lender so appoints any Subagent with respect to any Collateral or Custodial Collateral, (i) the assignment and pledge of such Collateral or Custodial Collateral and the security interest granted in such Collateral or Custodial Collateral by the Borrower hereunder shall be deemed for purposes of this Agreement and the Collateral Documents to have been made to such Subagent, in addition to Lender, for the benefit of Lender, as security for the obligations and liabilities (including, without limitation, the Secured Line Obligations or Loan Obligations) purported to be secured hereby and by the Collateral Documents, and (ii) such Subagent shall automatically be vested, in addition to Lender, with all rights, powers, privileges, interests and remedies of Lender hereunder with respect to such Collateral or Custodial Collateral; provided, however, that no such Subagent shall be authorized to take any action with respect to any such Collateral or Custodial Collateral unless and except to the extent expressly authorized in writing by Lender.

14.           Setoff.

If an Event of Default shall have occurred and be continuing, Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by Lender or any such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any Collateral Document to Lender or such Affiliate, irrespective of whether or not Lender or such Affiliate shall have made any demand under this Agreement or any Collateral Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch, office or Affiliate of Lender different from the branch or office holding such deposit or obligated on such indebtedness.  The rights of Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that Lender or its Affiliates may have.  Lender agrees to notify the Borrower promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

15.           Borrower’s Remedies on Lender’s Default.

In the event of any Event of Default by Lender under Section 12 hereof, Borrower shall have the right to sell an amount of the Borrowed Securities, in the principal market for such securities, that will provide proceeds equal in value to the Market Value of the Collateral on the date of Default.  In such event, Borrower may retain the proceeds of such sale and Lender’s obligation to return the Collateral shall terminate.  In the event the sale price received from such securities is less than the value of the Collateral, Lender shall be liable to Borrower for the amount of any deficiency (plus all amounts, if any, due to Borrower hereunder).  Upon the satisfaction of all of Lender’s obligations hereunder, any remaining Borrowed Securities shall be returned to Lender.

16.           Liability.

Notwithstanding any express provision to the contrary herein, neither Party shall be liable for any indirect, consequential, incidental, special, punitive, multiple or exemplary damages, including lost profits, even if such Party has been apprised of the likelihood of such damages occurring.

17.           Foreign Jurisdiction Security Provisions.

To the extent any Custodial Collateral is located outside the United States, or in any case, if such Custodial Collateral is subject in any respect to the laws of any jurisdiction outside the United States, at the request of the Lender, the Borrower covenants that it shall grant security interests in the Custodial Collateral under the laws of jurisdictions outside the United States and enter into such agreements, make such filings, and take such other actions as may be reasonably required by Lender to take and perfect such security interests to the fullest extent possible under the laws of such jurisdictions.

18.           Indemnification.

18.1         Borrower hereby agrees to indemnify and hold harmless Lender from any and all damages, losses, costs, liabilities and expenses (including attorneys’ fees) that the Lender may incur or suffer due to the Borrower’s Default, acts or omissions, or other failure of the Borrower to perform its obligations under this Agreement or any act or omission of Borrower or any agent of the Borrower, except to the extent resulting from Lender’s negligence, willful misconduct or fraud.  Borrower further agrees that such indemnity shall apply to any and all costs and Taxes (including, but not limited to, transfer taxes, withholding taxes, stamp duty, financial institutions duty, income tax and capital gains tax) assessed against Lender with respect to any transfer hereunder of the Borrowed Securities or Collateral or incurred by Lender in respect of this Agreement and any transactions arising out of this Agreement.  The right to indemnification under this Section shall survive the termination of any Loan or of this Agreement.

18.2         The Borrower shall indemnify and hold harmless Lender acting in its capacity as agent on behalf of Borrower, from and against any damages, losses, costs, liabilities and expenses (including attorneys’ fees) that may arise from its acting as agent pursuant to this Agreement or from any act or omission of the Borrower or any agent of the Borrower, except in the case of negligence, willful default or fraud on the part of Lender as agent.

19.           Waiver.

The failure of either Party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that Party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.  All waivers in respect of an Event of Default must be in writing.

20.                                 Currency Conversion.

If it is necessary to convert from a value under one currency to any other currency for any purpose hereunder, the exchange rate used shall be determined by Lender in good faith in accordance with its customary procedures.

21.                                 Continuing Agreement; Termination.

It is the intention of the Parties hereto that, subject to the termination provisions set forth herein, this Agreement shall constitute a continuing agreement in every respect and shall apply to each and every Loan and Collateral Advance, whether now existing or hereafter effected by Lender at the request of the Borrower.  Borrower and Lender may each at any time terminate this Agreement upon five (5) Business Days written notice to the other to that effect.  The sole effect of any such termination of this Agreement will be that, following such termination, no further Loans and Collateral Advances by Lender shall be made or considered made hereunder, but the provisions hereof shall continue in full force and effect in all other respects until all Loans and Collateral Advances have been terminated and all obligations satisfied as herein provided.

22.                                 Notices.

Except as otherwise specifically provided herein, notices under this Agreement may be made orally, in writing, or by any other means mutually acceptable to the parties.  If in writing, a notice shall be sufficient if delivered to the Party entitled to receive such notices at the following addresses:

Borrower:

Attn: [ ]

Lender:	State Street Bank and Trust Company
Securities Finance Division
One Lincoln Street, SFC 3
Boston, Massachusetts 02111
Attn.: Securities Finance Principal

Telephone and facsimile notices shall be sufficient if communicated to the Party entitled to receive such notice at the following numbers:

If to Borrower:

Telephone:
Facsimile:

If to Lender:	State Street Bank and Trust Company
One Lincoln Street
Boston, MA 02111
	Telephone:	(6l7) 664-2500
	Facsimile:	(617) 664-2660

The parties shall promptly notify each other in writing of any change of address, addressee, telephone number or facsimile number.  Lender shall consider Borrower’s address, addressee, telephone number and facsimile number correct unless Borrower notifies Lender in writing otherwise.

23.                                 Interest on Overdue Amounts.

The Borrower agrees to pay interest on any amount payable by it under this Agreement during the period that it has become due for payment and remains unpaid.  The interest rate applicable to such outstanding amounts will be the Default Rate.  Interest which is not paid by the Borrower when due for payment may be capitalized by Lender at intervals of thirty days.  Interest is payable on capitalized interest at the rate and in the manner referred to in this Section 23.  The Borrower’s obligation to pay the outstanding amount on the date it becomes due for payment is not affected by this Section 23.  The interest accrues from the date the liability becomes due for payment both before and after any judgment or order until it is paid.

24.                                 Securities Contracts.

Each Party hereto agrees that this Agreement and the Loans made hereunder shall be “securities contracts” for purposes of the Bankruptcy Code and any bankruptcy proceeding thereunder.

25.                                 Superseding Agreement.

This Agreement supersedes any other Agreement between the parties concerning loans of securities between the parties hereto.

26.                                 Assignments.

This Agreement shall not be assigned by either Party without the prior written consent of the other Party; notwithstanding the foregoing, the Lender may assign this Agreement and all of its obligations hereunder to an Affiliate of the Lender not earlier than thirty (30) days after sending written notice to the Borrower to that effect.  Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective heirs, representatives, successors and assigns.

27.                                 Miscellaneous.

27.1                           This Agreement shall be governed and construed in accordance with the laws of The Commonwealth of Massachusetts. The provisions of this Agreement are severable and the invalidity or unenforceability of any provision hereof shall not affect any other provision of this Agreement.  If in the construction of this Agreement any court should deem any provision to be invalid because of scope or duration, then such court shall forthwith reduce such scope or duration to that which is appropriate and enforce this Agreement in its modified scope or duration.  The Borrower waives, to the fullest extent permitted by applicable law, all immunity (whether on the basis of sovereignty or otherwise) from jurisdiction, attachment (both before and after judgment) and execution to which it might otherwise be entitled in any action or proceeding in the Massachusetts state or Federal courts or the courts of any other country or jurisdiction, relating in any way to this Agreement or any Loan, and agrees that it will not raise, claim or cause to be pleaded any such immunity at or in respect of any such action or proceeding. Borrower hereby irrevocably submits to the jurisdiction of any Massachusetts state or federal court sitting in the Commonwealth of Massachusetts in any action or proceeding arising out of or related to this agreement and hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such Massachusetts state or Federal court except that this provision shall not preclude any party from removing any action to federal court.  Borrower hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding.  Borrower consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to Borrower at its address specified in Section 22 hereof or such other address provided to Lender.  Borrower agrees that a final judgment in any such action or proceeding, all appeals having been taken or the time period for such appeals having expired, shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

27.2                           This Agreement supersedes any other agreement, with the exception of the SLAA, between the Parties and any representation made by one Party to the other concerning loans of securities between the Parties hereto.

27.3                           Each Party hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, any right it may have to a trial by jury in any legal proceeding directly or indirectly arising out of or relating to this Agreement or any other Collateral Document or the transactions contemplated hereby or thereby (whether based on contract, tort or any other theory).  Each Party hereto (a) certifies that no representative, agent, or attorney of any other Person, has represented, expressly or otherwise, that such other Person would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other Party hereto have been induced to enter into this Agreement and the other Collateral Documents by, among other things, the mutual waivers and certifications in this section.

28.                                 Appendices.

The Parties shall enter into an Appendix to this Agreement with respect to Loans of each specified type of securities to be loaned at a Securities Trading Location and to be secured by specified types of Collateral at a specified Collateral Location.  Each such Appendix for Loans shall be executed by an authorized representative of each Party and shall be substantially in the same form as Exhibit Appendix No. 1 attached hereto.  Each Appendix shall be considered a part of this Agreement and may be modified only as provided in Section 29.

29.                                 Modification.

This Agreement shall not be modified, except by an instrument in writing signed by the parties hereto.

BORROWER:

The Credit Suisse Funds listed on Schedule B, severally and not jointly

By:	/s/ Michael A. Pignataro
Name: Michael A. Pignataro
Title: CFO

LENDER:

STATE STREET BANK AND TRUST COMPANY

By:	/s/Paul F. Lynch,
Name: Paul F. Lynch, CFA
Title: Senior Managing Director

SCHEDULE A

CUSTODIAL COLLATERAL

The following shall, without limitation, constitute Custodial Collateral:

(a)                                  all securities (whether certificated or uncertificated) and financial assets, and all dividends, distributions, return of capital, interest, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such securities or financial assets and all warrants, rights or options issued thereon or with respect thereto;

(b)                                 all other investment property (including, without limitation, all (A) security entitlements, (B) securities accounts, (C) commodity contracts and (D) commodity accounts) and the certificates or instruments, if any, representing or evidencing such investment property, and all dividends, distributions, return of capital, interest, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such investment property and all warrants, rights or options issued thereon or with respect thereto;

(c)                                  all accounts, chattel paper, instruments (including, without limitation, promissory notes), letter-of-credit rights, general intangibles (including, without limitation, payment intangibles) and other obligations of any kind, and all rights now or hereafter existing in and to all supporting obligations and in and to all security agreements, mortgages, Liens, letters of credit and other contracts securing or otherwise relating to the property set forth in this clause (c);

(d)                                 all shares of stock and other equity interests, and the certificates, if any, representing such additional shares or other equity interests, and all dividends, distributions, return of capital, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such shares or other equity interests and all warrants, rights or options issued thereon or with respect thereto;

(e)                                  all indebtedness from time to time owed to Borrower and the instruments, if any, evidencing such indebtedness, and all interest, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such indebtedness;

(f)                                   all deposit accounts and all funds and financial assets from time to time credited thereto, and all certificates and instruments, if any, from time to time representing or evidencing the deposit accounts;

(g)                                 all promissory notes, certificates of deposit, checks and other instruments;

(h)                                 all interest, dividends, distributions, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the foregoing;

(i)                                    all books and records (including, without limitation, printouts and other computer output materials and records) pertaining to any of the foregoing; and

(j)                                    all proceeds of, collateral for, income and other payments now or hereafter due and payable with respect to, and supporting obligations relating to, any and all of the foregoing (including, without limitation, proceeds, collateral and supporting obligations that constitute property of the types described in clauses (a) through (i) of this definition) and, to the extent not otherwise included, all (A) payments under insurance (whether or not Lender or its Affiliates is the loss payee thereof), or any indemnity, warranty or guaranty, payable by reason of loss or damage to or otherwise with respect to any of the foregoing, and (B) cash.

Prior to 10 a.m. Boston Time on each day on which any Loan Obligation is outstanding, the Borrower will deliver to the Lender a schedule (the “Cover Schedule”), in a form reasonably acceptable to the Lender, setting forth all assets of the Borrower (the “Cover Assets”) being identified at such time by the Borrower as “cover” for purposes of satisfying the Borrower’s asset segregation obligations under Section 18 of the 1940 Act, as contemplated by “Securities Trading Practices of Registered Investment Companies,” Investment Company Act Release 10666 (April 18, 1979), and subsequent interpretations thereof by the Securities and Exchange Commission (the “SEC”) and/or the staff of the SEC (the “10666 Cover Requirement”).  The Cover Schedule shall specifically identify: (i) all Cover Assets (by CUSIP number or other appropriate identifying information) that are being used at such time to satisfy the 10666 Cover Requirement of the Borrower with respect to all Loan Obligations (the “Loan Obligation Cover Assets”); (ii) all Cover Assets (by CUSIP number or other appropriate identifying information) that are being used to satisfy the 10666 Cover Requirement applicable at such time, if any, with respect to each other obligation of the Borrower (the “Other Cover Assets”); and (iii) the market value at such time of the Loan Obligation Cover Assets, the Other Cover Assets and the Borrower’s total assets.  Unless the Lender shall have objected to the information set forth in the Cover Schedule within twenty-four (24) hours of the receipt thereof, the Cover Schedule shall be deemed to have been accepted by the Lender.  Thereafter and until such time as a new Cover Schedule is delivered and deemed accepted by the Lender, the term “Custodial Collateral” shall exclude the Other Cover Assets identified on such Cover Schedule.  The Borrower acknowledges that the Lender has a security interest as provided in Section 4.9 with respect to all Custodial Collateral that has not been expressly identified as Other Cover Assets on the Cover Schedule.

SCHEDULE B

LIST OF BORROWERS

Company	Portfolio	Tax ID	Tax Year- End
Credit Suisse Trust	International Equity Flex I Portfolio	137066581	12/31
	International Equity Flex III Portfolio	133890449	12/31
	U.S. Equity Flex I Portfolio	137125856	12/31
	International Equity Flex II Portfolio	133890452	12/31
	U.S. Equity Flex III Portfolio	134042374	12/31
	U.S. Equity Flex II Portfolio	133839332	12/31
	U.S. Equity Flex IV Portfolio	134181634	12/31

EXHIBIT 1

APPENDIX

to the SECURITIES LENDING AND SERVICES AGREEMENT

dated the        day of April,  2009 (the “Agreement”)

between STATE STREET BANK AND TRUST COMPANY (“Lender”)

and each of the Credit Suisse Funds listed on Schedule B (each, a “Borrower”)

Pursuant to Section 28 of the Agreement, Lender and Borrower enter into this Appendix to govern certain aspects of those Loans that are hereafter made under the Agreement and which are described as follows:

Type of Securities:

Securities Trading Location:

Clearing Organization (if applicable):

(a)                                  for purposes of the transfer of Non-Cash Collateral (see Section 4.1(f)):

(b)                                 for purposes of the transfer of Borrowed Securities (see Section 5.1(b) and (c)):

Collateral Location:

The following provisions of this Appendix relate, respectively, to the following Sections of the Agreement.

Section of
Agreement	Terms specified by this Appendix

Cash Collateral means Collateral in the lawful currency of the Collateral Location, unless a different currency is agreed to by the parties.

The Default Rate shall be the Prime Rate, unless a different rate is specified by Lender.

The Minimum Margin Amount will be determined by multiplying the Market Value of the Borrowed Securities by one hundred two percent (102%) or such higher percentage as is required by Lender from time to time.

4.1	No later than the Collateral Transfer Day that is one Collateral Transfer Day prior to the Securities Trading Day upon which the Borrowed Securities are to be transferred to Borrower as a Loan, Borrower shall deliver to the Lender Collateral with a Collateral Value not less than the Minimum Margin Amount.

In addition to the types of Collateral specified in Section 4.1, certain other types of Collateral (delivered in the method specified) may be acceptable if agreed to by the Parties with respect to a Loan pursuant to Section 3.1.  Agreement as to acceptable forms of Collateral may be made by the following means of communication: telephonic communication, facsimile, electronic mail, in writing or other means mutually acceptable to the Parties.

4.8

Notwithstanding Section 4.8, Borrower acknowledges that distributions on Non-Cash Collateral may be afforded different treatment than Borrower would have been so entitled had it not delivered the Collateral to Lender, and hereby agrees not to claim Lender or any relevant Client for any disparate treatment as a result of its receiving the distribution from Lender (as opposed to a distribution from issuer directly).  In addition, Lender shall reduce the amount of such distributions paid to Borrower by any withholding or other taxes imposed or assessed with respect to such distributions.

Distributions on Non-Cash Collateral are to be delivered to Borrower in the currency in which such distributions are made by the issuer of such security, unless a different currency is specified here:

Such other currency as agreed to by the Parties.

5.1(c)

In addition to the methods of delivering the Borrowed Securities specified in Section 5.1, certain other methods may be acceptable if agreed to by the parties with respect to a Loan pursuant to Section 3.1.

5.3

Cash Distributions on Borrowed Securities are to be delivered to Lender in the currency in which such distributions are made by the issuer of the Borrowed Securities, unless a different currency is specified here:

Such other currency as agreed to by the Parties

7.3(b)

If the Collateral Location is not in the United States, the Notice Deadline shall be the customary notice deadline required in order to assure that Collateral shall be delivered by the close of the Collateral Transfer Day (“Delivery Deadline”).  If notice is given after the Notice Deadline, then the Delivery Deadline shall be no later than the close of the next Collateral Transfer Day (determined by the time of the Collateral Location).

8	All fees to be paid by Borrower to Lender shall be paid in U.S. Dollars or such other currency as agreed to between the Parties.

11.2(b)	Section 11.2(b) is hereby amended to read as follows:

“(b)                           the close of the third Securities Trading Day following the day on which Lender gives notice of termination of such Loan to Borrower.  For purposes of determining the Securities Trading Day on which Borrowed Securities must be returned to Lender, the first Securities Trading Day shall be the Securities Trading Day that follows the Securities Trading Day on which notice is given.”

17	[Add Security Interest Language Per Law of Applicable Jurisdiction]

[ADD LANGUAGE TO AUTHORIZE STATE STREET TO ACT AS AGENT OF CLIENT WITH RESPECT TO CERTAIN TRANSACTIONS WITH CREST (E.G. DBV TRANSACTIONS)]

DATED this           day of                            , 200

BORROWER:	EXHIBIT - DO NOT SIGN HERE

Name:

By:

Title:

LENDER:	STATE STREET BANK AND TRUST COMPANY

Name:

By:

Title: